EXHIBIT 10.8

NINTH AMENDMENT

TO

STANDARD MANUFACTURING AGREEMENT

BETWEEN

TERADYNE, INC.

AND

FLEXTRONICS SALES & MARKETING NORTH ASIA (L) LTD

THIS NINTH AMENDMENT (this “Amendment”) is made as of September 17, 2012 (the “Effective Date”) by and between Teradyne, Inc., a Massachusetts corporation having a place of business at 600 Riverpark Drive, North Reading, Massachusetts 01864 (“Customer”), and Flextronics Sales & Marketing North Asia (L) LTD with an office at Financial Park Labuan Complex Unit 7(D), Main Office Tower Jalan Merdeka, 87000 W. P. Labuan Malaysia (successor in interest to Flextronics Corporation) (“Supplier”). This Amendment replaces and supersedes in its entirety the Seventh Amendment to the Master Agreement dated August 29, 2011.

W I T N E S S E T H:

WHEREAS, Customer and Solectron Corporation entered into a Standard Manufacturing Agreement on November 24, 2003 (the “Master Agreement”), as amended by the Amendment 1 to Standard Manufacturing Agreement dated January 18, 2007 and the Second Amendment to Standard Manufacturing Agreement dated August 27, 2007 under which Supplier manufactures and sells to Customer certain board assemblies and provides other products and services, more specifically described thereunder; and

WHEREAS, on October 1, 2007, Solectron Corporation was acquired by Flextronics International Ltd. and by operation of the merger agreement Flextronics Corporation (“Flextronics”) became a party to the Master Agreement as amended with all of the rights, privileges, duties and obligations of Solectron Corporation thereunder; and

WHEREAS, Customer and Supplier entered into the Third Amendment to the Master Agreement dated March 27, 2008; the Fourth Amendment to the Master Agreement dated December 18, 2008; the Fifth Amendment to the Master Agreement dated July 17, 2009, by which the parties rescinded the Fourth Amendment and agreed to allow Supplier to sell certain of Customer’s Products directly to third parties; the Sixth Amendment to the Master Agreement dated July 27, 2009 to provide for the treatment of certain high value inventory items purchased by Supplier and adjustments pursuant to an agreed return on invested capital formula; the Seventh Amendment to the Master Agreement dated August 29, 2011 to implement an Upside Program to allow the parties to respond more effectively to end-market demand increases for the FLEX family of automatic test equipment system products; and the Eighth Amendment to the Master Agreement dated April 13, 2012 to implement a modified Business Continuity Program; and

WHEREAS, Customer and Supplier desire to enter into a Ninth Amendment to implement a modified Upside Program (as defined below) and to replace and supersede in its entirety the Seventh Amendment.

NOW, THEREFORE, the parties hereto agree as follows (the “Amendment”):

1.0	Capitalized Terms. All capitalized terms not defined herein shall have the meanings ascribed to them in the Master Agreement as amended. All references to “Supplier” in the Master Agreement and all amendments thereto shall be deemed to mean and include Flextronics, its divisions and subsidiaries. Flextronics may assign some or all of its rights and obligations under the Master Agreement as amended to an affiliated Flextronics entity.

2.0	Amendment.

2.1 Upside Program. The parties acknowledge that the J750, IFLEX, MFLEX and UFLEX Product builds in the FLEX family of automatic test equipment system products (“Upside Systems”) manufactured for Customer under the Master Agreement require long lead times, yet Customer sells these Products into a dynamic marketplace subject to weekly changes in end-user demand. Consequently the parties agree to work together in good faith as described herein to implement the “Upside Program” - a system under which Customer will issue weekly rolling twenty (20) week forecasts for the Upside Systems in a form similar to that attached at Exhibit A to this Amendment, or as otherwise mutually agreed between the parties.

2.2 Authorization, Expectation. Supplier is authorized to procure materials, parts or components on behalf of Customer for Upside Systems as directed by written Customer forecasts. The parties agree that, although the number of Upside Systems and the corresponding Customer funding obligations may be in any mutually agreed amount, the parties expect the average number of Upside Systems subject to this Amendment at any point to be approximately twenty (20) to one hundred (100) Upside Systems.

2.3 Financial and Materials Responsibility. Customer agrees be financially responsible for all materials obtained by Supplier pursuant to this Amendment and as illustrated in Exhibit A. Supplier agrees to use commercially reasonable efforts to expedite in materials when required, use materials to fulfill Customer Purchase Orders, hold materials in inventory, or push out, cancel or mitigate materials costs based on Purchase Orders placed and Upside Systems forecasted demand. Supplier agrees to exclude Upside Systems from the load for the purposes of measuring load verses commit.

2.4 The Upside Fund. The gross amount of the upside funding is [    ]*. [    ]*. The parties agree the model for calculating the funds required to support the Upside Program is set forth in Exhibit A.

2.5 Quarterly Meetings and Monitoring. Customer and Supplier will meet at least quarterly to review and monitor the results of the Upside Program and make mutually agreed changes to the Upside Program.

2.6 Cancellation of Upside Program. Either party may terminate the Upside Program at any time with thirty (30) days written notice to the other. In the event of a termination of the Upside Program, Customer agrees to compensate Supplier for material inventory acquired hereunder or as set forth in the Master Agreement as amended. After undertaking good faith efforts to mitigate Upside Program costs and liabilities, Supplier shall refund to Customer the Upside Fund less any costs and liabilities in accordance with the Master Agreement as amended.

3.0	Effect of Amendment. Except as expressly modified by the terms of this Amendment, all terms and conditions of the Master Agreement and the prior amendments thereto shall remain in full force and effect, except that this Ninth Amendment shall replace and supersede in its entirety the Seventh Amendment. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Amendment and those of the Master Agreement or the prior amendments thereto, the provisions of this Amendment shall be controlling with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

FLEXTRONICS SALES & MARKETING NORTH ASIA (L) LTD		TERADYNE INC.

By:	/s/ Manny Marimuthu	By:	/s/ Jim Federico

Printed:	Manny Marimuthu	Printed:	Jim Federico

Title:	Director	Title:	V.P. & G.M. of Global Operations

Date:		Date:	9/12/12

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

EXHIBIT 10.8

Exhibit A

UPSIDE FUNDING MODEL

[    ]*

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.